Exhibit 99.1

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                              COURTYARD BY MARRIOTT
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                               LIMITED PARTNERSHIP

                            1998 First Quarter Report
                        Limited Partner Quarterly Update


Presented for your review is the first quarter 1998 10-Q for Courtyard by Marriott Limited Partnership. As mentioned in the 1997 Annual Report, the Partnership files a Form 10-Q with the Securities and Exchange Commission ("SEC") each quarter. The first quarter 1998 Form 10-Q immediately follows this letter and replaces the quarterly report format previously used by the
Partnership. The information presented is essentially the same as the information given in prior years with certain additional items required by the rules of the SEC. Discussion of the Partnership's performance and Hotel operations is included in Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations. You are encouraged to review this report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.

Potential Transaction

In December 1997, Host Marriott Corporation on behalf of the General Partner, CBM One Corporation, filed a preliminary Prospectus/Consent Solicitation Statement (the "S-4") with the Securities and Exchange Commission which proposed the consolidation (the "Consolidation") of this Partnership and five other limited partnerships into a publicly traded real estate investment trust ("REIT"). The General Partner has been working to resolve various open issues concerning the proposed Consolidation.

In addition, there are existing REIT's which are active in the moderate price and extended stay hotel segment that have expressed an interest in the six limited partnerships. Therefore, the General Partner has had preliminary discussions with some of these companies. Although no agreements have yet been reached, the General Partner continues to pursue the possibility of a potential transaction involving the Partnership's assets or a merger of the Partnership with an existing publicly traded company.

The General Partner has retained Merrill Lynch to advise the Partnership with respect to the Partnership's strategic alternatives, including the original Consolidation plan and other available alternatives. The General Partner intends to continue to explore these alternatives and determine which path to pursue, obviously subject to appropriate partner approval.

Cash Distributions

On April 15, 1998, the Partnership made the final 1997 cash distribution of $2,000 per limited partner unit bringing the total to $35,000 per unit, which includes a $25,000 partial return of capital paid from refinancing proceeds. We anticipate that cash distributions for 1998 will be at least equal to the level of cash distributions funded from 1997 Partnership Hotel operations which totaled $10,000. However, actual distributions may be higher or lower depending on actual Hotel operating results. We expect to make interim 1998 cash distributions in August and November 1998 and a year-end 1998 cash distribution in April 1999.

Partnership Debt

As previously reported, the Partnership refinanced its mortgage debt in March 1997. During the first quarter ended March 27, 1998, the Partnership repaid $1.8 million on the mortgage debt resulting in a balance of $318.6 million as of March 27, 1998.

Hotel Operations

The combined operations of the Partnership's 50 Hotels improved in 1998 due to continuing demand in the lodging industry. For a detailed discussion of hotel operations, please refer to Item 2 of the Form 10-Q.

During the first quarter 1998, the Courtyard chain shifted their advertisements to focus on the leisure traveler. There was a heavy concentration in television and radio advertising and less in printed advertisements. A significant number of advertisements appeared on ESPN, particularly during the NCAA college basketball season. Courtyard also sponsored the ESPN NCAA Halftime Report.

For 1998, the outlook continues to be positive. The moderately priced lodging segment remains highly competitive, reflecting the influx of new competition. However, Courtyard hotels continue to command a premium share of the markets in which they are located.

We appreciate your continued support and invite you to visit Courtyard Hotels as you travel throughout the United States.